Exhibit 99.77(o)

ITEM 77O - Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING U.S. Bond Index Portfolio	ROYAL BANK OF CANADA	1/7/2013	RBCD	ING Financial Markets
ING U.S. Bond Index Portfolio	BANK OF AMERICA CORP	1/8/2013	BOA	ING Financial Markets
ING U.S. Bond Index Portfolio	BANK OF AMERICA CORP	1/8/2013	BOA	ING Financial Markets
ING U.S. Bond Index Portfolio	MOHAWK INDUSTRIES INC	1/28/2013	BOA	ING Financial Markets
ING U.S. Bond Index Portfolio	CITIGROUP INC	2/5/2013	UBS	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	CATERPILLAR FINANCIAL SERVICES COR	2/25/2013	CITI	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	CATERPILLAR FINANCIAL SERVICES COR	2/25/2013	GS	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	MARKEL CORPORATION	3/5/2013	WAC	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	ACE INA HOLDINGS INC	3/6/2013	WAC	ING Financial Markets LLC